CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2024 relating to the financial statements of Eos Energy Enterprises, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

New York, NY

June 26, 2024